Exhibit 99.3

U S LIQUIDS INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2003
(In thousands)
(Unaudited)

		Companies		Pro Forma
	Historical	Sold		Adjustments		Pro Forma

		(C)		(D)
REVENUES	$74,077	$(38,563)				$35,514
OPERATING EXPENSES	56,487	(27,673)				28,814

GROSS MARGIN	17,590	(10,890)		—		6,700
DEPRECIATION AND AMORTIZATION	5,276	(2,300)				2,976
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	14,647	(3,681)				10,966
SPECIAL INCOME	(425)	—				(425)

INCOME (LOSS) FROM OPERATIONS	(1,908)	(4,909)		—		(6,817)
INTEREST EXPENSE	5,956	(45)		(2,545	)(1)	3,366
OTHER INCOME, net	(107)	79				(28)

INCOME (LOSS) BEFORE INCOME TAXES	(7,757)	(4,943)		2,545		(10,155)
INCOME TAXES	60	(25	)(3)	—	(2)	35

INCOME (LOSS) FROM CONTINUING OPERATIONS	(7,817)	(4,918)		2,545		(10,190)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(140)	—				(140)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	2,708	(2,289)				419

NET INCOME (LOSS)	$(5,249)	$(7,207)		$2,545		$(9,911)

BASIC EARNINGS PER SHARE	$(0.32)					$(0.61)

DILUTED EARNINGS PER SHARE	$(0.32)					$(0.61)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	16,224					16,224

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	16,224					16,224

(C)	Reduction of revenues and expenses as a result of the businesses sold. These amounts do not consider any allocation of corporate overhead to the companies that were sold, and therefore, selling, general and administrative expenses do not reflect any potential reductions in corporate costs in response to this change in the Company.

(D):

(1)	Represents the estimated reduction in interest expense as a result of debt being reduced by $59.7 million. Interest expense was calculated using a weighted average interest rate of 8.66%.

(2)	No tax expense on the loss of the tax deduction for interest expense since the federal tax rate is 0%; incremental state taxes would be nominal.

(3)	State tax expense related to the companies sold.